                                                                    EXHIBIT 99.2

FRIDAY MARCH 31, 6:28 PM EASTERN TIME

COMPANY PRESS RELEASE

COHO ENERGY EMERGES FROM BANKRUPTCY

DALLAS--(BUSINESS WIRE)--March 31, 2000--Coho Energy, Inc. (OTCBB:CHOH - news) announced that its Plan of Reorganization as filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, became effective today.

Pursuant to the Plan, the consummation of the new bank credit agreement and the standby loan agreement provided funds for the repayment of Coho's existing bank debt. The Company's 8 7/8% senior subordinated notes due 2007 were exchanged for 96% of the outstanding shares of a new common stock of Coho, with the existing shareholders receiving the balance.

The new common shares issued as a result of the plan of reorganization are expected to trade on the Nasdaq Over the Counter market under the symbol CHOH as soon as possible.

Coho Energy, Inc. is a Dallas-based independent oil and gas producer focusing on exploitation of underdeveloped oil properties and exploration in Oklahoma and Mississippi.

For further information contact: Anne Marie O'Gorman at 972/774-8300.

---------------
Contact:

     Coho Energy Inc., Dallas
     Anne Marie O'Gorman, 972/774-8300